Exhibit 16.1

Deloitte & Touche LLP
Suite 2300
333 Clay Street
Houston, TX 77002-4196
USA

Tel: +1 713 982 2000
Fax: +1 713 982 2001
www.deloitte.com

March 22, 2006

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Reliant Energy, Inc.’s Form 8-K dated March 18, 2006, and have the following comments:

1.               We agree with the statements made in the paragraphs one through four of Item 4.01.

2.               We have no basis on which to agree or disagree with the statements made in the fifth paragraph of Item 4.01.

Yours truly,

/s/  Deloitte & Touche LLP

Member of Deloitte Touche Tohmatsu